Exhibit 3.1

CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
NEWTON GOLF COMPANY, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Newton Golf Company, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of Shares constituting such series shall be 50,000. The rights, preferences, powers, restrictions, and limitations of the Series A Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Annual Dividend Payment Date” means July 8 of each year (each, an “Anniversary Date”), commencing on the first Anniversary Date immediately following the Date of Issuance; provided, that if any such Anniversary Date is not a Business Day then the “Annual Dividend Payment Date” shall be the next Business Day immediately following such Anniversary Date.

“Annual Dividend Payment Record Date” has the meaning set forth in Section 4.1(d).

“Annual Dividends” has the meaning set forth in Section 4.1(b).

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change of Control” means (a) any transaction or series of related transactions in which any person or group (other than any holder of Series A Preferred Stock, any of its affiliates or any group in which it is a member) acquires beneficial ownership of more than 50% of the voting power of the Corporation, (b) a sale of all or substantially all of the Corporation’s assets, or (c) any merger, consolidation, or similar business combination transaction involving the Corporation after which the stockholders of the Corporation immediately prior to such transaction hold less than a majority of the voting power of the surviving or resulting entity.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Corporation” has the meaning set forth in the Preamble.

“Conversion Price” has the meaning set forth in Section 7.5.

“Date of Issuance” means, for any Share of Series A Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

“Exempt Issuance” means the issuance of (a) shares of Common Stock or Convertible Securities to employees, consultants, contractors, advisors, officers or directors of the Corporation pursuant to any equity incentive or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Date of Issuance, provided that such securities have not been amended since the date of this Certificate of Designation to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions, divestitures, licenses, partnerships, collaborations or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) shares in connection with commercial lending or banking arrangements.

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“Holder” means a holder of Shares of the Series A Preferred Stock.

“Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series A Preferred Stock.

“Liquidation” has the meaning set forth in Section 5.1(a).

“Liquidation Preference” means, with respect to any Share on any given date, the Original Issue Price of such Share plus all accrued and unpaid PIK Dividends and all accrued and unpaid Cash Dividends thereon as of such date.

“Nasdaq Minimum Price” means the Nasdaq Minimum Price as defined in Nasdaq Listing Rule 5635(d).

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Issue Price” means, with respect to any Share, the product of (i) 100 and (ii) the original Conversion Price (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transactions with respect to the Series A Preferred Stock).

“Payment Period” means, with respect to a share of Series A Preferred Stock, the period beginning on the day after the preceding Annual Dividend Payment Date (or if no Annual Dividend Payment Date has occurred since the Date of Issuance of such share of Preferred Stock, the Date of Issuance) to and including the next Annual Dividend Payment Date; provided that, for the purpose of determining the amount of Accrued Dividends for any Payment Period, the Payment Period shall be calculated based on the actual number of days elapsed during such Payment Period on either an actual 365-or 366-day year, as applicable.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

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“PIK Dividend” has the meaning set forth in Section 4.1(c).

“Preferred Stock” has the meaning set forth in the Recitals.

“Principal Stock Exchange” shall mean (A) the Nasdaq Capital Market, or (B) in the event that the shares of Common Stock are no longer listed or quoted on the Nasdaq Capital Market, the principal United States or foreign national securities exchange on which the shares of Common Stock are so listed or quoted, or if the shares of Common Stock are not so listed or quoted on a United States or foreign national securities exchange, the last quoted Trading Day bid price for shares of Common Stock in the over-the-counter market as reported by OTC Markets Group Inc.

“Required Holders” means the holders of a majority of the then-outstanding shares of Series A Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series A Preferred Stock.

“Stated Value” means, with respect to any Share on any given date, the Original Issue Price of such Share plus all accrued and unpaid PIK Dividends.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Trading Day” means a day on which the principal trading market is open for business.

3. Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to all Junior Securities, including the Common Stock.

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4. Dividends.

4.1 Holders of the issued and outstanding shares of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available for the payment of dividends, dividends on the terms described below:

(a) Holders of shares of Series A Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends paid on the shares of Common Stock (other than dividends paid in the form of Common Stock, Convertible Securities or Options) as if immediately prior to the record date for such Common Stock dividend, all shares of Series A Preferred Stock then outstanding were converted into shares of Common Stock. Dividends payable pursuant to this Section 4.1(a) (the “Participating Dividends”) shall be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by this Section 4.1(a) are paid at the same time to the Holders of the Series A Preferred Stock.

(b) In addition to any dividends pursuant to Section 4.1(a), the Corporation shall pay, subject to Section 4.1(c), if, as and when declared by the Board of Directors, out of funds of the Corporation legally available therefor, on each Annual Dividend Payment Date for the applicable Payment Period or Payment Periods dividends on each outstanding share of Series A Preferred Stock (the “Annual Dividends”) at a rate per annum (calculated on the basis of an actual 365- or 366-day year, as applicable) equal to 10.00% of the Original Issue Price per share of Series A Preferred Stock (the “Dividend Rate”), payable in accordance with Section 4.1(c) below. Subject to Section 4.2, Annual Dividends shall accrue and accumulate on a daily basis from the Date of Issuance of such share, whether or not declared and whether or not the Corporation has funds legally available for the payment of such dividends and shall be payable annually in arrears, if, as and when so authorized and declared by the Board of Directors, on each Annual Dividend Payment Date, commencing on the first Annual Dividend Payment Date following the Date of Issuance of such share. Accrued Dividends, to the extent unpaid, shall in all cases be payable upon a Liquidation pursuant to Section 5, upon a conversion of the Series A Preferred Stock pursuant to Section 7. Annual Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $0.005 being rounded upward).

(c) The Annual Dividends may, at the option of the Corporation in its sole discretion, be paid (A) in cash, (B) by an increase to the Stated Value of the Series A Preferred (a “PIK Dividend”), (C) by any combination of cash and PIK Dividend or (D) allow the accrual of the dividend as an accrued and aunpaid Cash Dividend; provided that, notwithstanding anything to the contrary in this Certificate of Designation, the Corporation will not be permitted to make any PIK Dividend election to the extent such election would violate the listing standards of the Principal Stock Exchange (including but not limited to Nasdaq Marketplace Rule 5635). Any Annual Dividend that is not paid in cash or by a PIK Dividend that is accrued but unpaid is referred to as an “accrued and unpaid Cash Dividend.” For the avoidance of doubt, the Corporation is under no obligation to declare or pay Annual Dividends in cash and accrued and unpaid Cash Dividends shall accrue without interest until payable upon the occurrence of a Liquidation or conversion, as applicable.

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(d) Each Participating Dividend or Annual Dividend shall be paid pro rata to the Holders of shares of Series A Preferred Stock entitled thereto. Each Participating Dividend or Annual Dividend shall be payable to the Holders of Series A Preferred Stock as they appear on the Corporation’s books and records at the close of Business on the record date designated by the Board of Directors for such dividends, which (i) with respect to Participating Dividends, shall be the same day as the record date for the payment of dividends to the holders of shares of Common Stock (the “Common Stock Dividend Record Date”), and (ii) with respect to Annual Dividends, shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Annual Dividend Payment Date (such date, an “Annual Dividend Payment Record Date”).

4.2 If the date of conversion of any share of Preferred Stock is after an Annual Dividend Payment Record Date for a declared Annual Dividend on the Preferred Stock but occurs on or prior to the next Annual Dividend Payment Date, then the Holder of such share at the close of business on such Annual Dividend Payment Record Date will be entitled, notwithstanding the related conversion, as applicable, to receive, on or, at the Corporation’s election, before such Annual Dividend Payment Date, such declared Annual Dividend on such share. Except as provided in this Section 4.2, Annual Dividends on any share of Preferred Stock will cease to accumulate from and after the date of conversion, as applicable.

4.3 Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

5. Liquidation.

5.1 Liquidation.

(a) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount per share equal to the Liquidation Preference of such Share. For the avoidance of doubt, the Series A Preferred Stock shall not be redeemable for cash at the option of the holders thereof, and the Corporation shall not be required to settle the Series A Preferred Stock in cash or other assets under any circumstances other than a Liquidation.

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5.2 Remaining Assets. After payment in full of the Liquidation Preference to the holders of Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of Junior Securities.

5.3 Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series A Preferred Stock the full Liquidation Preference to which they are entitled under Section 5.1, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective Liquidation Preferences which would otherwise be payable in respect of the Series A Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

5.4 Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

6. Voting.

6.1 Voting Generally. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 6.3 below. In any such vote, each Share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the Share is convertible pursuant to Section 7 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent; provided, however, that in no event shall any Holder be entitled to voting rights with respect to shares in excess of the Beneficial Ownership Limitation set forth in Section 7.6; provided further, that the Series A Preferred shall not be entitled to vote on a proposal to approve issuances upon the conversion of the Series A Preferred pursuant to Nasdaq Marketplace Rule 5635 or other similar rule of the Principal Stock Exchange. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.

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6.2 Protective Provisions. For so long as holders of at least twenty-five percent (25%) of the outstanding shares of Series A Preferred Stock issued pursuant to the initial issuance thereof remain outstanding, the affirmative vote or written consent of the Required Holders shall be required for the Corporation to take any of the following actions:

(a) any amendment, alteration or modification of the rights, preferences or privileges of the Series A Preferred Stock in a manner that disproportionately and adversely affects the Series A Preferred Stock relative to other equity securities of the Corporation;

(b) any authorization or issuance of equity securities expressly senior to the Series A Preferred Stock with respect to liquidation preference; or

(c) any voluntary bankruptcy or insolvency filing by the Corporation.

6.3 Exceptions. For the avoidance of doubt, none of the following shall require the consent of the Required Holders: (a) any increase in the authorized number of shares of Common Stock or other Junior Securities of the Corporation, (b) any issuance of Common Stock or securities convertible into or exercisable for Common Stock otherwise permitted pursuant to the terms hereof, including pursuant to employee compensation arrangements, inducement grants, strategic transactions, commercial arrangements, financing transactions or issuances to consultants, advisors or service providers approved by the Board, (c) the issuance of additional shares of Series A Preferred Stock in one or more closings up to the maximum aggregate investment amount contemplated by the initial offering of the Series A Preferred Stock, or (d) any merger, reverse merger, recapitalization, reorganization, business combination, acquisition transaction or similar strategic transaction approved by the Board pursuant to which the Series A Preferred Stock is converted into Common Stock immediately prior to the consummation of such transaction in accordance with the terms hereof.

7. Conversion.

7.1 Right to Convert; Forced Conversion; Change of Control Conversion.

(a) Right to Convert. Subject to the provisions of this Section 7, at any time and from time to time after the Date of Issuance, any holder of Series A Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series A Preferred Stock held by such holder into such number of shares of Common Stock as is determined by dividing the quotient of (A) (i) the Stated Value divided by (ii) the Conversion Price in effect immediately prior to such conversion by (B) one hundred (100). For the avoidance of doubt, accrued and unpaid PIK Dividends shall accrue solely on the Original Issue Price of the Series A Preferred Stock and shall not compound.

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(b) Forced Conversion. The Corporation shall have the right to require conversion of all, but not less than all, outstanding Shares of Series A Preferred Stock into shares of Common Stock at the applicable Conversion Price (calculated as set forth in Section 7.1(a)) if the closing price of the Common Stock equals or exceeds $3.00 per share (subject to proportional adjustment for stock splits, stock dividends, stock combinations, recapitalizations and similar events) for ten (10) consecutive trading days; provided, that a registration statement covering the resale of the shares of Common Stock issuable upon such conversion is effective at the time of such forced conversion.

(c) Change of Control Conversion. Upon a Change of Control, all outstanding Shares of Series A Preferred Stock shall automatically convert into shares of Common Stock immediately prior to the consummation of such Change of Control at the applicable Conversion Price (calculated as set forth in Section 7.1(a)), and the holders of Series A Preferred Stock shall participate in such transaction solely on an as-converted basis together with the holders of Common Stock. For the avoidance of doubt, the Series A Preferred Stock shall not be redeemable for cash or other assets in connection with a Change of Control. For the avoidance of doubt, beneficial ownership resulting solely from the acquisition, holding or conversion of Series A Preferred Stock in accordance with the terms hereof shall not, by itself, constitute a Change of Control.

7.2 Procedures for Conversion; Effect of Conversion.

(a) Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series A Preferred Stock pursuant to Section 7.1(a), a holder shall (a) submit a written election to the Corporation that such holder elects to convert Shares, the number of Shares elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series A Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within five (5) days thereafter) deliver to the relevant holder (a) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 7.1(a) and, if applicable (b) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of Shares of Series A Preferred Stock represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

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(b) Procedures for Automatic Conversion. As of the closing of a Change of Control all outstanding Shares of Series A Preferred Stock shall be converted to the number of shares of Common Stock calculated pursuant to Section 7.1(c) without any further action by the relevant holder of such Shares or the Corporation. As promptly as practicable following such Change of Control (but in any event within five (5) days thereafter), the Corporation shall send each holder of Shares of Series A Preferred Stock written notice of such event. Upon receipt of such notice, each holder shall surrender to the Corporation the certificate or certificates representing the Shares being converted, duly assigned, or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within five (5) days thereafter) deliver to the relevant holder a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable Shares. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(c) Effect of Conversion. All Shares of Series A Preferred Stock converted as provided in this Section 7.2 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

(d) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall round up to the next whole share.

7.3 Reservation of Stock. The Corporation shall at all times when any Shares of Series A Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock pursuant to this Section 7.3. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A Preferred Stock.

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7.4 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series A Preferred Stock pursuant to Section 7.1 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof.

7.5 Conversion Price; Certain Adjustment. The initial conversion price per share (the “Conversion Price”) shall be fixed at the quotient of (A) either (i) $1.00 per share if the Nasdaq Minimum Price of the Common Stock immediately preceding the execution of the definitive transaction documents for the applicable closing is less than $0.91, or (ii) a price equal to $0.10 above the Nasdaq Minimum Price immediately preceding the execution of the definitive transaction documents for the applicable closing if such Nasdaq Minimum Price is equal to or greater than $0.91 divided by (B) one hundred (100). The Conversion Price shall be subject solely to proportional adjustment for stock splits, stock combinations, stock dividends, recapitalizations and similar events affecting the Common Stock, as set forth in this Section 7.5.

(a) Adjustment upon Dividend, Subdivision, or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock payable in shares of Common Stock, or (ii) subdivide (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution, or subdivision shall be proportionately reduced and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be proportionately decreased. Any adjustment under this Section 7.5(a) shall become effective at the close of business on the date the dividend, subdivision, or combination becomes effective.

(b) Certain Events. If any event of the type contemplated by the provisions of this Section 7.5 but not expressly provided for by such provisions occurs, then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock in a manner consistent with the provisions of this Section 7; provided, that no such adjustment pursuant to this Section 7.5 shall increase the Conversion Price or decrease the number of shares of Common Stock issuable upon conversion as otherwise determined pursuant to this Section 7.

(c) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to each holder of record of Series A Preferred Stock a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

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(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series A Preferred Stock, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of shares of Common Stock then issuable to such holder upon conversion of the Shares of Series A Preferred Stock held by such holder.

(d) Notices. In the event:

(i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series A Preferred Stock at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent, or other right or action, and a description of such dividend, distribution, or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock.

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7.6 Beneficial Ownership Limitation.

(a) The Corporation shall not effect any conversion of the Series A Preferred Stock, and no Holder shall have the right to convert any Shares of Series A Preferred Stock, pursuant to this Section 7 or otherwise, to the extent that after giving effect to such issuance after conversion, such Holder (together with such Holder’s affiliates (as defined under Rule 144 promulgated under the Securities Act, “Affiliates”), and any other persons acting as a group together with such Holder or any of such Holder’s Affiliates (such persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Shares of Series A Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted Shares of Series A Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any Options or Convertible Securities) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 7.6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, it being acknowledged by each Holder that the Corporation is not representing to such Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and such Holder is solely responsible for any schedules required to be filed in accordance therewith.

(b) To the extent that the limitation contained in this Section 7.6 applies, the determination of whether the Series A Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of which portion of the Series A Preferred Stock is convertible shall be in the sole discretion of the applicable Holder, and the submission of a conversion election shall be deemed to be such Holder’s determination of whether the Series A Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of which portion of the Series A Preferred Stock is convertible, in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for conversions of the Series A Preferred Stock that are not in compliance with the Beneficial Ownership Limitation; provided, that this limitation of liability shall not apply if such Holder has detrimentally relied on outstanding share information provided by the Corporation or the Corporation’s transfer agent. Notwithstanding anything herein to the contrary, the Corporation shall not be obligated to issue shares of Common Stock upon conversion of the Series A Preferred Stock to the extent such issuance would require stockholder approval pursuant to applicable rules of the Principal Stock Exchange unless and until such approval has been obtained.

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(c) For purposes of this Section 7.6, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Corporation, or (C) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two (2) Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 7.6; provided, that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock held by such Holder and the provisions of this Section 7.6 shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation (unless such notice is provided prior to the Date of Issuance).

(d) The provisions of this Section 7.6 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7.6 to correct this Section 7.6 (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 7.6 shall apply to a successor holder of any Shares of Series A Preferred Stock. Notwithstanding anything to the contrary contained in this Certificate of Designation, the number of shares of Common Stock that may be acquired by any Holder upon any conversion of the Series A Preferred Stock (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act does not exceed 19.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This restriction may not be waived without stockholder approval.

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8. Preemptive Rights.

8.1 For so long as any Shares of Series A Preferred Stock remain outstanding, upon any issuance or incurrence, as applicable, by the Corporation or any of its Subsidiaries of Common Stock, Common Stock equivalents, preferred stock, debt securities or a combination of any of the foregoing for cash (each, a “Subsequent Offering”), the Holders shall have the right to participate on a pro rata basis, based on their as-converted ownership percentage (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Offering.

8.2 No later than five (5) Trading Days prior to the expected time of pricing of the Subsequent Offering, the Corporation shall deliver to each Holder a written notice of its intention to effect a Subsequent Offering (“Pre-Notice”), which Pre-Notice shall ask such Holder if it wants to review the details of such financing (such additional notice, a “Subsequent Offering Notice”). Upon the request of a Holder, and only upon a request by such Holder, for a Subsequent Offering Notice, the Corporation shall promptly, but no later than one (1) trading day after such request, deliver a Subsequent Offering Notice to such Holder. The Subsequent Offering Notice shall describe in reasonable detail the proposed terms of such Subsequent Offering, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Offering is proposed to be effected and shall include a term sheet and transaction documents relating thereto as an attachment, which information the Holder hereby agrees to keep confidential subject to Section 8.6.

8.3 Any Holder desiring to participate in such Subsequent Offering must provide written notice to the Corporation by not later than 5:30 p.m. (New York City time) on the third (3rd) Trading Day after all of the Holders have received the Pre-Notice that such Holder is willing to participate in the Subsequent Offering, the amount of such Holder’s participation, and representing and warranting that such Holder has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Offering Notice. If the Corporation receives no such notice from a Holder as of such third (3rd) Trading Day, such Holder shall be deemed to have notified the Corporation that it does not elect to participate.

8.4 The Corporation must provide the Holders with a second Subsequent Offering Notice, and the Holders will again have the right of participation set forth above in this Section 8, if the terms of the Subsequent Offering change from those in the initial Subsequent Offering Notice or if the Subsequent Offering subject to the initial Subsequent Offering Notice is not consummated for any reason on the terms set forth in such Subsequent Offering Notice within five (5) Trading Days after the date of the initial Subsequent Offering Notice, unless the Subsequent Offering is abandoned.

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8.5 The Corporation and each Holder agree that if any Holder elects to participate in the Subsequent Offering, the transaction documents related to the Subsequent Offering shall not include any term or provision whereby such Holder shall be required to agree to any restrictions on trading as to any of Series A Preferred Stock or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Certificate of Designation, without the prior written consent of such Holder. In addition, the Corporation and the Holders agree that, in connection with a Subsequent Offering, the transaction documents related to the Subsequent Offering shall include a requirement for the Corporation to issue a widely disseminated press release by 9:30 am (New York City time) on the Trading Day of execution of the transaction documents in such Subsequent Offering (or, if the date of execution is not a Trading Day or if the transaction documents are executed after 9:30 am (New York City time) on a Trading Day, on the immediately following Trading Day) that discloses the material terms of the transactions contemplated by the transaction documents in such Subsequent Offering.

8.6 Notwithstanding anything to the contrary in this Section 8 and unless otherwise agreed to by such Holder, the Corporation shall either confirm in writing to such Holder that the transaction with respect to the Subsequent Offering has been abandoned or shall publicly disclose its intention to issue the securities or incur the indebtedness in the Subsequent Offering, in either case in such a manner such that such Holder will not be in possession of any material, non-public information, by the fifth (5th) Business Day following delivery of the Subsequent Offering Notice. If by such fifth (5th) Business Day, no public disclosure regarding a transaction with respect to the Subsequent Offering has been made, and no notice regarding the abandonment of such transaction has been received by such Holder, such transaction shall be deemed to have been abandoned and such Holder shall not be deemed to be in possession of any material, non-public information with respect to the Corporation or any of its Subsidiaries.

8.7 Notwithstanding the foregoing, this Section 8 shall not apply in respect of (i) an Exempt Issuance, or (ii) any offering, sale or issuance in connection with any “at the market offering” that is or may be established by the Corporation. Notwithstanding the foregoing, the notice time periods set forth in this Section 8 shall not apply in respect of an overnight or intraday Subsequent Offering and instead the Corporation shall only be obligated to provide such notice to the Holders as it determines is reasonably practicable and following receipt of such notice the Holders shall thereupon have one (1) Business Day to indicate their interest with respect to an overnight Subsequent Offering and one (1) Business Day to indicate their interest with respect to an intraday Subsequent Offering.

9. Information Rights. For so long as holders of at least ten percent (10%) of the outstanding shares of Series A Preferred Stock remain outstanding, the Corporation shall provide to such holders: (a) audited annual financial statements within the time period required by applicable U.S. Securities and Exchange Commission (“SEC”) rules; (b) unaudited quarterly financial statements within the time period required by applicable SEC rules; and (c) such other information regarding the business, operations and financial condition of the Corporation as the Corporation may reasonably determine to provide from time to time, subject to applicable confidentiality obligations and applicable law. The Corporation’s obligations under clauses (a) and (b) shall be deemed satisfied by the timely filing of the Corporation’s periodic reports with the SEC. The holders of Series A Preferred Stock shall not be entitled to receive attorney-client privileged materials, materials relating to potential conflicts of interest, board materials, operating budgets, forecasts, projections, competitively sensitive information or other confidential strategic materials, except to the extent otherwise approved by the Board in its sole discretion. The Corporation shall not be required to provide material non-public information except as required by applicable law.

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10. Reissuance of Series A Preferred Stock. Any Shares of Series A Preferred Stock converted or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

11. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 11).

12. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and the Required Holders, and any such written amendment, modification, or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; provided, that no such action shall change or waive (a) the definition of Liquidation Preference or Original Issue Price, (b) the rate at which or the manner in which PIK Dividends on the Series A Preferred Stock accrue pursuant to Section 4, or (c) this Section 12, without the prior written consent of each holder of outstanding Shares of Series A Preferred Stock; provided, further, that no amendment, modification, or waiver of the terms or relative priorities of the Series A Preferred Stock may be accomplished by the merger, consolidation, or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 12. Notwithstanding the foregoing, no amendment or waiver shall require consent of the Holders solely to the extent required to comply with applicable law, SEC rules or Principal Stock Exchange rules.

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Financial Officer this July 7, 2026.

NEWTON GOLF COMPANY, INC.

By:	/s/ Jeff Clayborne
Jeff Clayborne
Chief Financial Officer